NEWS RELEASE	www.federalrealty.com

FOR IMMEDIATE RELEASE

Investor and Media Inquiries:
Brenda Pomar
Director, Corporate Communications
301.998.8316
bpomar@federalrealty.com

Federal Realty Investment Trust Announces Holding Company Reorganization
Improves Ability to Acquire Properties in Tax Deferred Structures

NORTH BETHESDA, Md., December 2, 2021 – Federal Realty Investment Trust (NYSE: FRT) today announced that it intends to complete a holding company reorganization (“Reorganization”) that would structure the company as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. In the Reorganization, a new holding company would become the publicly traded parent company while the current real estate investment trust would convert to a limited partnership (“Conversion”) controlled by the holding company.

“This reorganization will align our corporate structure with the majority of other REITS and improve our ability to acquire properties in tax deferred structures, all without any impact to our existing shareholders, lenders and other constituencies,” said Donald C. Wood, chief executive officer.

Under Maryland law, the Reorganization does not require shareholder approval and will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, meaning that Federal Realty’s shareholders will not recognize gain or loss for federal income tax purposes as a result of the Reorganization. The consolidated assets, business, operations and governance of Federal Realty are not expected to change as a result of the Reorganization and the Reorganization is not expected to have any adverse impact on Federal Realty’s consolidated financial condition, cash flow or results of operations. All common and preferred shares of Federal Realty will automatically be converted into identical shares of the new parent holding company as part of the Reorganization, and the Reorganization will not impact the payment of the common or preferred share dividends declared by Federal Realty’s board and payable on January 18, 2022 to shareholders of record on January 3, 2022, all of which will be paid as previously announced.

The holding company reorganization is expected to be effective as of January 1, 2022, and the conversion of the existing Federal Realty to a limited partnership is expected to be effective on January 4, 2022. When the

Reorganization is complete, the holding company will be a real estate investment trust named Federal Realty Investment Trust, just as the company is today, and its common shares and Series C depositary shares are expected to continue to trade on the NYSE under the symbols FRT and FRT/C, respectively.

For more information on the Reorganization and the Conversion, please see the Form 8K filed by Federal Realty with the Securities and Exchange Commission on December 2, 2021. A set of FAQs is also available on Federal Realty’s website at www.federalrealty.com/upreit-faq.

About Federal Realty

Federal Realty is a recognized leader in the ownership, operation and redevelopment of high-quality retail-based properties located primarily in major coastal markets from Washington, D.C. to Boston as well as San Francisco and Los Angeles. Founded in 1962, Federal Realty's mission is to deliver long-term, sustainable growth through investing in communities where retail demand exceeds supply. Its expertise includes creating urban, mixed-use neighborhoods like Santana Row in San Jose, California, Pike & Rose in North Bethesda, Maryland and Assembly Row in Somerville, Massachusetts. These unique and vibrant environments that combine shopping, dining, living and working provide a destination experience valued by their respective communities. Federal Realty's 106 properties include approximately 3,100 tenants, in 25 million square feet, and approximately 3,200 residential units.

Federal Realty has increased its quarterly dividends to its shareholders for 54 consecutive years, the longest record in the REIT industry. Federal Realty is an S&P 500 index member and its shares are traded on the NYSE under the symbol FRT. For additional information about Federal Realty and its properties, visit www.federalrealty.com.

Safe Harbor Language

Certain statements included in this press release may be forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the intent, belief or current expectations of Federal Realty and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Certain risks and uncertainties may cause our actual results to differ materially from those presented in our forward-looking statements, such as the risk that we may not be able to complete the Reorganization, that the Reorganization may not improve our ability to acquire properties or that changes in legislation or regulations may change the tax consequences of the

Reorganization, as well as other risks and uncertainties identified as risk factors or otherwise included in our annual report on Form 10-K filed with the SEC on February 11, 2021. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.